SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The MONY Group Inc. issued the following press release on April 12, 2004.

DELAWARE CHANCERY COURT UPHOLDS RE-SETTING OF RECORD DATE AND SPECIAL

MEETING DATE BY MONY BOARD

NEW YORK, April 12, 2004 – The MONY Group Inc. (NYSE: MNY) today announced that the Delaware Chancery Court upheld the action taken by the MONY Board of Directors in setting a new record date of April 8, 2004 and a new meeting date of May 18, 2004 for the purpose of voting on the $31.00 per share cash merger with AXA Financial.

In determining that the Board acted reasonably in arriving at its decision to postpone the record and meeting dates, the Court noted that “[The Board’s] response, to change the record date, was not preclusive of a full and fair vote; if anything, it enfranchised those stockholders who were equity owners of the corporation but who could not vote. Finally, the Board’s response, changing the meeting and record date … is certainly proportionate and within a range of reasonableness.”

In this regard, the Court further noted that the Board made “… a good faith and honest determination that approval of the merger, and a change in the record date … was in the best interests of the corporation.”

MONY issued the following statement regarding the Court’s decision:

“We are pleased with the Court’s conclusion that the MONY Board acted reasonably in resetting the record date to April 8 and the special meeting date to May 18. In particular, we are gratified that the Court recognized that such actions had the effect of enfranchising shareholders who purchased shares after January 2 – a very significant consideration for the MONY Board.

“We also believe, more than ever, that this merger is the best way to maximize MONY shareholder value. In this connection, we note that no other bidder has come forward since AXA and MONY announced the transaction on September 18 and that no one has announced any realistic alternative to achieve equal or greater value for MONY’s stockholders.”

The company further noted that this ruling marks the second time this month that a court ruled in favor of MONY. On April 1, the United States Court of Appeals for the Second Circuit enjoined Highfields and the other dissidents from violating the federal proxy rules by mailing proxy material that included reproductions of MONY’s proxy card to MONY stockholders in connection with MONY’s proposed merger with AXA Financial, without complying with the disclosure requirements of the federal proxy rules.

MONY notes that, while Highfields has claimed that its interests are aligned with the interests of other MONY stockholders, it was recently publicly disclosed that Highfields had an undisclosed short position in AXA’s ORAN bonds. In other words, should the merger fail to be approved, MONY believes Highfields would profit on its short position in the AXA ORAN bonds while MONY stockholders will lose, as they will have forgone the opportunity to receive $31.00 in cash per MONY share plus dividends.

The company will hold its special meeting of stockholders on May 18, 2004 at 10:30 a.m. local time, at the New York Marriott Marquis Hotel, 1535 Broadway, New York, New York.

Stockholders who have questions about the merger, need additional copies of proxy materials or need assistance voting their shares by mail, telephone or internet are requested to call D. F. King & Co., Inc., which is assisting us, toll-free at 1-800-488-8075.

About The MONY Group

The MONY Group Inc. (NYSE: MNY), with over $60 billion in assets under management and administration, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, The Advest Group, Inc., Enterprise Capital Management Inc., Matrix Capital Markets Group, Inc., Lebenthal, a division of Advest, Inc., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation and retail brokerage products and services to individuals, corporations and institutions through advisory and wholesale distribution channels. Additional Company information is available at www.mony.com.

Important Legal Information

MONY has filed a revised definitive proxy statement and MONY intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the revised proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A revised definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the revised definitive proxy statement, and other documents filed with, or furnished to, the SEC by MONY and AXA Financial at the SEC’s website at www.sec.gov. The revised definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

CONTACTS:

Media: Mary Taylor, 212-708-2250

Investors: Jay Davis, 212-708-2917